    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2000
                                                      REGISTRATION NO. 333-39642
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMKOR TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                              23-1722724
           (STATE OR OTHER JURISDICTION OF                                (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NUMBER)

                             1345 ENTERPRISE DRIVE
                        WEST CHESTER, PENNSYLVANIA 19380
                                 (610) 431-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KEVIN HERON, ESQ.
                                GENERAL COUNSEL
                             1345 ENTERPRISE DRIVE
                        WEST CHESTER, PENNSYLVANIA 19380
                                 (610) 431-9600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              LARRY SONSINI, ESQ.
                            BRUCE M. MCNAMARA, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 2000

                                  $258,750,000

                             AMKOR TECHNOLOGY, INC.

    5% Convertible Subordinated Notes due 2007 (the "Convertible Notes") and the Common Stock Issuable Upon Conversion of the Convertible Notes

                           -------------------------

     We issued the Convertible Notes in a private placement in March 2000. This prospectus will be used by holders of Convertible Notes, to whom we also refer as the selling security holders, to resell their Convertible Notes and the common stock issuable upon conversion of their Convertible Notes.

     The Convertible Notes are convertible prior to maturity into our common stock at an initial conversion price of $57.34 per share, subject to adjustment in certain events. We will pay interest on the Convertible Notes on March 15 and September 15 of each year, beginning on September 15, 2000. The Convertible Notes will mature on March 15, 2007, unless earlier converted or redeemed.

     We may redeem all or a portion of the Convertible Notes after September 20, 2001 and prior to March 24, 2003 under the circumstances and at the prices described in this prospectus, and we may redeem all or a portion of the Convertible Notes on or after March 20, 2003. In addition, the holders may require us to repurchase the Convertible Notes upon a change of control or the occurrence of other designated events prior to March 15, 2007.

     The reported last sales price of our common stock on the Nasdaq National Market on August 23, 2000 was $30.6250 per share. Our common stock is traded on the Nasdaq National Market under the symbol "AMKR."

                           -------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      This prospectus is dated August   , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY
STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN ANY PROSPECTUS
SUPPLEMENT OR THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON
THE FRONT OF THOSE DOCUMENTS.

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
Forward-Looking Statements..................................    3
Summary.....................................................    5
The Offering................................................    6
Risk Factors................................................    8
Use of Proceeds.............................................   18
Ratio of Earnings to Fixed Charges..........................   18
Description of Notes........................................   19
Description of Capital Stock................................   35
Certain Federal Income Tax Considerations...................   38
Selling Security Holders....................................   44
Plan of Distribution........................................   50
Legal Matters...............................................   51
Independent Accountants.....................................   52

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices; 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and amendment thereto on Form 10-K/A filed April 28, 2000.

     - Our Quarterly Report on Form 10-Q for the period ended June 30, 2000 and Quarterly Report on Form 10-Q for the period ended March 31, 2000.

     - Our Current Report on Form 8-K filed August 8, 2000, our Current Report on Form 8-K filed June 30, 2000, our Current Report on Form 8-K filed June 19, 2000, our Current Report on Form 8-K filed May 12, 2000 and amendments thereto on Form 8-K/A filed July 17, 2000 and August 18, 2000, our Current Report on Form 8-K filed March 21, 2000, our Current Report on Form 8-K filed March 10, 2000, and amendments thereto on Form 8-K/A filed March 13, 2000 and March 17, 2000, our Current Report on Form 8-K filed March 2, 2000, and our Current Report on Form 8-K filed February 18, 2000.

     - Our Schedule 14A filed on June 14, 2000.

     - Our Schedule 14A filed on April 13, 2000.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
        Investor Relations Department
        Attn: Jeff Luth
        Amkor Technology, Inc.
        1345 Enterprise Drive
        West Chester, PA 19380
        Tel: (610) 431-9600

                                    SUMMARY

     This summary highlights some information from this prospectus and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of and consider carefully the more specific details contained in this prospectus. When used in this prospectus, the terms "Amkor," "we," "our" and "us" refer to Amkor Technology, Inc. and not to the selling securityholders.

     Amkor is the world's largest independent provider of semiconductor packaging and test services. We believe that we are also one of the leading developers of advanced semiconductor packaging and test technology. We offer one of the industry's broadest integrated sets of packaging and test services, which are the final procedures necessary to prepare semiconductor devices for further use. Our customers outsource the packaging and testing of semiconductor chips to us in order to benefit from our expertise in the development and implementation of packaging and test technology and our advanced manufacturing capabilities. We also market the wafer fabrication services provided by factories owned by Anam Semiconductor, Inc. ("ASI"). We have more than 190 customers, including 37 of the world's 40 largest semiconductor companies, for whom we packaged more than
4.1 billion semiconductor devices in 1999. Our customers include, among others, Advanced Micro Devices, Inc., Intel Corporation, International Business Machines Corp., Lucent Technologies, Inc., Motorola, Inc., National Semiconductor Corp., Philips Electronics N.V., ST Microelectronics PTE, Infineon Technologies AG and Texas Instruments, Inc.

     We provide packaging and test services through our three factories in the Philippines and our four Korean factories. We acquired our Korean factory known as K4 from ASI in May 1999. In May 2000 we completed our purchase of ASI's remaining three packaging and test factories, K1, K2 and K3, for a purchase price of $950.0 million and made an additional equity investment in ASI of $309.0 million. We committed to invest a total of $459.0 million. We made our second installment of our committed investment on June 30, 2000 in the amount of $30.0 million. We expect to make the remaining equity investment of $120.0 million in two equal installments by August 31, 2000 and October 31, 2000. We expect ASI will use the proceeds from the sale of K1, K2 and K3 and our investment to repay outstanding bank debt and for general corporate purposes.

     Our acquisition of K1, K2 and K3 ends our dependence on ASI for packaging and test services. In 1999, we derived 45.0% of our net revenues and 29.5% of our gross profit from sales of packaging and test services performed by ASI.

     Through our acquisition of K1, K2 and K3 and our investment in ASI, we expect to be better positioned to capitalize on the anticipated growth in the semiconductor industry and the increasing outsourcing of packaging and test services by semiconductor manufacturers.

     We were incorporated in Delaware in 1998. Our principal offices are located at 1345 Enterprise Drive, West Chester, PA 19380, our telephone number is (610) 431-9600 and our website can be accessed at www.amkor.com. Information contained in our website does not constitute part of this prospectus.

                                  THE OFFERING

Securities.........................    $258.75 million aggregate principal
                                       amount of Convertible Notes and shares of our common stock issued upon conversion of the Convertible Notes.

Maturity...........................    The Convertible Notes will mature on
                                       March 15, 2007 unless earlier redeemed or converted.

Payment of Interest................    Interest on the Convertible Notes at the
                                       rate of 5% per annum is payable
                                       semi-annually on September 15 and March
                                       15 of each year, commencing September 15, 2000.

Conversion Rights..................    The Convertible Notes are convertible
                                       into our common stock at the option of
                                       the holder at any time on or before the
                                       close of business on the last trading day prior to maturity, unless previously redeemed, at a conversion price of $57.34 per share, subject to adjustment in certain events. See "Description of
                                       Notes -- Conversion."

Provisional Redemption by the
Company............................    After September 30, 2001 and prior to
                                       March 20, 2003, the Convertible Notes may be redeemed at our option, in whole or in part, at any time or from time to time, at a redemption price equal to 103.571% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption if the closing price of our common stock shall have equaled or exceeded 150% of the conversion price then in effect for at least 20 out of 30 consecutive days on which the Nasdaq
                                       National Market is open for the
                                       transaction of business prior to the date of mailing the notice of provisional redemption. Upon any provisional redemption, we will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments and liquidated damages, if any, that would thereafter have been payable on the Convertible Notes from the provisional redemption date to, but excluding, March
                                       20, 2003. The present value will be
                                       calculated using the bond equivalent
                                       yield on U.S. Treasury notes or bills
                                       having a term nearest in length to that
                                       of the additional period as of the day
                                       immediately preceding the date on which a notice of provisional redemption is mailed. See "Description of
                                       Notes -- Provisional Redemption by the
                                       Company."

Redemption at the Option of the
Company............................    On or after March 20, 2003, we may, upon
                                       at least 15 days' notice, redeem the
                                       Convertible Notes at the redemption
                                       prices set forth herein, together with
                                       accrued and unpaid interest and
                                       liquidated damages, if any, thereon. See
                                       "Description of Notes -- Optional
                                       Redemption."

Repurchase Upon Designated Event...    The Convertible Notes are required to be
                                       repurchased at 101% of their principal
                                       amount together with accrued and unpaid
                                       interest and liquidated damages, if any, thereon, at the option of the holder, upon the occurrence of a designated event
                                       (i.e., a change of control or a
                                       termination of trading (each as
                                       defined)). See "Description of
                                       Notes -- Repurchase at Option of Holders
                                       Upon a Designated Event."

Subordination......................    The Convertible Notes are unsecured
                                       obligations of Amkor and will be
                                       subordinated in right of payment to all
                                       of our existing and future senior debt
                                       and effectively subordinated to all
                                       existing and future liabilities and
                                       obligations of our subsidiaries. As of
                                       June 30, 2000, we had approximately
                                       $1,406.6 million of outstanding
                                       indebtedness that would have constituted debt senior to the Convertible Notes, and the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Convertible Notes were approximately $236.2 million. See
                                       "Description of Notes -- Subordination."

Trading............................    The Convertible Notes are designated as
                                       eligible for trading in the Portal
                                       Market. Our common stock is quoted on the Nasdaq National Market under the symbol
                                       "AMKR."

Registration Rights................    We filed a shelf registration statement
                                       under the Securities Act relating to
                                       resales of the Convertible Notes and the common stock issuable upon conversion thereof. We have agreed to use reasonable efforts to keep effective such shelf registration statement, of which this prospectus forms a part. See "Description of Notes -- Registration Rights."

Risk Factors.......................    See "Risk Factors" and the other
                                       information in this prospectus for a
                                       discussion of the factors you should
                                       carefully consider before deciding to
                                       invest in the Convertible Notes or the
                                       common stock issued upon conversion of
                                       the Convertible Notes.

                                  RISK FACTORS

     Any investment in our Convertible Notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our Convertible Notes or our common stock issued upon their conversion. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the Convertible Notes and our common stock could decline, and you may lose all or part of your investment in the Convertible Notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

FLUCTUATIONS IN OPERATING RESULTS

     Our operating results have varied significantly from period to period. A variety of factors could materially and adversely affect our revenues, gross profit and operating income, or lead to significant variability of quarterly or annual operating results. These factors include, among others:

     - the cyclical nature of both the semiconductor industry and the markets addressed by end-users of semiconductors,

     - the short-term nature of our customers' commitments, timing and volume of orders relative to our production capacity,

     - changes in our capacity utilization,

     - evolutions in the life cycles of our customers' products,

     - rescheduling and cancellation of large orders,

     - erosion of packaging selling prices,

     - fluctuations in wafer fabrication service charges paid to ASI,

     - changes in costs, availability and delivery times of labor, raw materials and components,

     - fluctuations in manufacturing yields,

     - changes in product mix,

     - timing of expenditures in anticipation of future orders,

     - availability and cost of financing for expansion,

     - the ability to develop and implement new technologies on a timely basis,

     - competitive factors,

     - changes in effective tax rates,

     - the loss of key personnel or the shortage of available skilled workers,

     - international political or economic events,

     - currency and interest rate fluctuations,

     - environmental events, and intellectual property transactions and disputes.

     Unfavorable changes in any of the above factors may adversely affect our business, financial condition and results of operations. In addition, we increase our level of operating expenses and investment in manufacturing capacity based on anticipated future growth in revenues. If our revenues do not grow as anticipated and we are not able to decrease our expenses, our business, financial condition and operating results would be materially and adversely affected.

DECLINING AVERAGE SELLING PRICES -- THE SEMICONDUCTOR INDUSTRY PLACES DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

     Historically, prices for our packaging and test services and wafer fabrication services have declined over time. Beginning in 1997, a worldwide slowdown in demand for semiconductor devices led to excess capacity and increased competition. As a result, price declines in 1998 accelerated. We expect that average selling prices for our packaging and test services will continue to decline in the future. If we cannot reduce the cost of our packaging and test services and wafer fabrication services to offset a decline in average selling prices, our future operating results could suffer.

DEPENDENCE ON THE HIGHLY CYCLICAL SEMICONDUCTOR AND ELECTRONIC PRODUCTS INDUSTRIES -- WE OPERATE IN VOLATILE INDUSTRIES, AND INDUSTRY DOWNTURNS HARM OUR PERFORMANCE.

     Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is and will continue to be dependent on the requirements of semiconductor companies for independent packaging, test and wafer fabrication services, any future downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer industry, could have a material adverse effect on our business. For example, our operating results for 1998 were adversely affected by downturns in the semiconductor market.

HIGH LEVERAGE AND RESTRICTIVE COVENANTS -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF OUR COMPANY AND COULD RESTRICT OUR OPERATIONS.

     We now have a significant amount of indebtedness, which increased substantially in connection with our acquisition of K1, K2 and K3 and our investment in ASI. Our indebtedness increased after the incurrence of approximately $750.0 million of new secured bank debt, which was drawn from a $900.0 million facility of which $200.0 million is a revolving credit facility and $258.8 million of convertible subordinated notes to fund the acquisition and investment.

     Covenants in the agreements governing the new secured bank debt, our existing senior notes and senior subordinated notes and any future indebtedness may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.

     Our substantial indebtedness could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, acquisitions, research and development and other general corporate requirements;

     - limit our ability to obtain additional financing;

     - require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

     - limit our flexibility to react to changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage to any of our competitors that have less debt.

     We cannot assure you that our business will generate cash in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

     Despite current debt levels, the terms of the instruments governing our debt do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

RELATIONSHIP WITH ASI

WE REPORT ASI'S FINANCIAL RESULTS IN OUR FINANCIAL STATEMENTS, AND IF ASI ENCOUNTERS FINANCIAL DIFFICULTIES, OUR FINANCIAL PERFORMANCE COULD SUFFER.

     With our $459.0 million additional investment in ASI and the conversion of 150 billion won (approximately $132.0 million) of ASI's debt to equity by ASI's creditor banks, we expect to own approximately 42% of ASI's outstanding voting stock. Accordingly, we will continue to report ASI's financial results in our financial statements through the equity method of accounting. If ASI's results of operations are adversely affected for any reason (including as a result of losses at its consolidated subsidiaries and equity investees), our results of operations will suffer as well. Financial or other problems affecting ASI could also lead to a complete loss of our investment in ASI. ASI was released from workout with its Korean creditor banks on July 18, 2000.

OUR WAFER FABRICATION BUSINESS MAY SUFFER IF ASI REDUCES ITS OPERATIONS OR IF OUR RELATIONSHIP WITH ASI IS DISRUPTED.

     Our wafer fabrication business depends on ASI providing wafer fabrication services on a timely basis. If ASI were to significantly reduce or curtail its operations for any reason, or if our relationship with ASI were to be disrupted for any reason, our wafer fabrication business would be harmed. We may not be able to identify and qualify alternate suppliers of wafer fabrication services quickly, if at all. In addition, we currently have no other qualified third party suppliers of wafer fabrication services and do not have any plans to qualify additional third party suppliers.

ABSENCE OF BACKLOG -- OUR NET REVENUES IN ANY QUARTER DEPEND ON OUR CUSTOMERS' DEMAND FOR PACKAGING AND TEST SERVICES IN THAT QUARTER, AND WE MAY NOT BE ABLE TO ADJUST COSTS QUICKLY IF OUR CUSTOMERS' DEMAND FALLS SUDDENLY.

     Our packaging and test business does not typically operate with any material backlog. We expect that in the future our packaging and test net revenues in any quarter will continue to be substantially dependent upon our customers' demand in that quarter. None of our customers have committed to purchase any amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any period. In addition, our customers could reduce, cancel or delay their purchases of packaging and test services. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for any revenue shortfall.

CUSTOMER CONCENTRATION -- WE GENERATE A LARGE PERCENTAGE OF OUR NET REVENUES FROM A SMALL GROUP OF CUSTOMERS WHO HAVE NO MINIMUM PURCHASE OBLIGATIONS.

     We depend on a small group of customers for a substantial portion of our revenues. During the three months ended June 30, 2000 and 1999, we derived 24.9% and 32.0%, respectively, of our net revenues from sales to five packaging and test customers, with 7.0% and 14.9% of our net revenues, respectively, derived from sales to Intel Corporation. In addition, during the three months ended June 30, 2000 and 1999, we derived 15.4% and 15.6%, respectively, of our net revenues from wafer fabrication services, and we derived substantially all of these revenues from Texas Instruments. Our ability to maintain close, satisfactory relationships with these customers is important to the ongoing success and profitability of our business. We expect that we will continue to be dependent upon a small number of customers for a significant portion of our revenues in future periods.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- WE DEPEND ON OUR FACTORIES IN KOREA AND THE PHILIPPINES. MANY OF OUR CUSTOMERS' OPERATIONS ARE ALSO LOCATED OUTSIDE OF THE U.S.

     We provide packaging and test services through our three factories located in the Philippines and our four factories in Korea. We also source wafer fabrication services from ASI's wafer fabrication facility. In addition, many of our customers' operations are located outside the U.S. The following are risks inherent in doing business internationally:

     - regulatory limitations imposed by foreign governments;

     - fluctuations in currency exchange rates;

     - political risks;

     - disruptions or delays in shipments caused by customs brokers or government agencies;

     - unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

     - difficulties in staffing and managing foreign operations; and

     - potentially adverse tax consequences resulting from changes in tax laws.

     In addition to the risks listed above, our operations in Korea and the Philippines are subject to certain country-specific risks described below.

RISKS ASSOCIATED WITH OUR OPERATIONS IN KOREA

     Our operations in Korea, as well as ASI's operations, are subject to risks inherent to operating in Korea. While our revenues in Korea will be denominated in U.S. dollars, our labor costs and some of our operating costs will be denominated in won. Substantially all of ASI's revenues are denominated in U.S. dollars, while its labor and some operating costs are denominated in won. Fluctuations in the won-dollar exchange rate will affect both our company's and ASI's financial results. With our additional investment in ASI, our financial results will be further affected by exchange rate fluctuations.

     Relations between Korea and the Democratic People's Republic of Korea ("North Korea") have been tense over most of Korea's history. Incidents affecting relations between the two Koreas continually occur. If the level of tensions with North Korea increases or changes abruptly, both our company's and ASI's businesses could be harmed.

RISKS ASSOCIATED WITH OUR OPERATIONS IN THE PHILIPPINES

     Although the political situation and the general state of the economy in the Philippines have stabilized in recent years, each has historically been subject to significant instability. Most recently, the devaluation of the Philippine peso relative to the U.S. dollar beginning in July 1997 led to economic instability in the Philippines. Any future economic or political disruptions or instability in the Philippines could have a material adverse effect on our business.

     Because the functional currency of our operations in the Philippines is the U.S. dollar, we have recently benefited from cost reductions relating to peso-denominated expenditures, primarily payroll costs. We believe that any future devaluations of the Philippine peso will eventually lead to inflation in the Philippines, which could offset any savings achieved to date.

RISKS ASSOCIATED WITH OUR ACQUISITION OF ASI'S PACKAGING AND TEST
BUSINESS -- THE ACQUISITION OF THIS BUSINESS REPRESENTS A MAJOR COMMITMENT OF OUR CAPITAL AND MANAGEMENT RESOURCES.

     Our acquisition of ASI's packaging and test factories will require our management to devote a significant portion of our resources to the maintenance and operation of factories in Korea. We have limited experience in owning and operating a business in Korea. It may take time for us to learn how to comply with relevant Korean regulations, including tax, environmental and labor laws. During the transition period in which we will integrate ASI's packaging and test business into our company, our management may not have adequate time and attention to devote to other aspects of our business, and those parts of our business could suffer.

     We retained the approximately 6,600 Korean employees currently working at K1, K2 and K3, and we may face cultural difficulties until we learn how to interact with these new employees. If these employees become dissatisfied working for a U.S. company, they may leave us. If we cannot find new employees to replace departing ones, our new operations could suffer.

MANAGEMENT OF GROWTH -- WE FACE CHALLENGES AS WE INTEGRATE NEW AND DIVERSE OPERATIONS AND TRY TO ATTRACT QUALIFIED EMPLOYEES TO SUPPORT OUR EXPANSION PLANS.

     We have experienced, and may continue to experience, growth in the scope and complexity of our operations and in the number of our employees. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions may result in inefficiencies as we integrate new operations and manage geographically diverse operations.

     In order to manage our growth, we must continue to implement additional operating and financial controls and hire and train additional personnel. We cannot assure you that we will continue to be successful in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. If we fail to: (1) properly manage growth, (2) improve our operational, financial and management systems as we grow or (3) integrate new factories and employees into our operations, our financial performance could be materially adversely affected.

     Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. In addition, in connection with our expansion plans, our company and ASI will be required to increase the number of qualified engineers and other employees at our respective factories in the Philippines and Korea. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. Our inability to attract, retain and motivate qualified new personnel could have a material adverse effect on our business.

RISKS ASSOCIATED WITH OUR WAFER FABRICATION BUSINESS -- OUR WAFER FABRICATION BUSINESS IS SUBSTANTIALLY DEPENDENT ON TEXAS INSTRUMENTS.

     Our wafer fabrication business, which commenced operations in January 1998, depends significantly upon Texas Instruments. An agreement with ASI and Texas Instruments requires Texas Instruments to purchase from us at least 40% of the capacity of ASI's wafer fabrication facility, and under certain circumstances, Texas Instruments has the right to purchase from us up to 70% of this capacity. We cannot assure you that Texas Instruments will meet its purchase obligations in the future. If Texas Instruments fails to meet its purchase obligations, our company's and ASI's businesses could be harmed.

     Texas Instruments has transferred certain of its complementary metal oxide silicon ("CMOS") process technology to ASI, and ASI is dependent upon Texas Instruments' assistance for developing other state-of-the-art wafer manufacturing processes. In addition, ASI's technology agreements with Texas Instruments only cover .25 micron and .18 micron CMOS process technology. Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Moreover, Texas Instruments has no obligation to transfer any next-generation technology to ASI. Our company's and ASI's businesses could be harmed if ASI cannot obtain new technology on commercially reasonable terms or ASI's relationship with Texas Instruments is disrupted for any reason.

DEPENDENCE ON MATERIALS AND EQUIPMENT SUPPLIERS -- OUR BUSINESS MAY SUFFER IF THE COST OR SUPPLY OF MATERIALS OR EQUIPMENT ADVERSELY CHANGES.

     We obtain from vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes and laminate substrates, from a limited group of suppliers. Furthermore, we purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality and (4) at competitive prices.

RAPID TECHNOLOGICAL CHANGE -- OUR BUSINESS WILL SUFFER IF WE CANNOT KEEP UP WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY.

     The complexity and breadth of both semiconductor packaging and test services and wafer fabrication are rapidly changing. As a result, we expect that we will need to offer more advanced package designs and new wafer fabrication technology in order to respond to competitive industry conditions and customer requirements. Our success depends upon the ability of our company and ASI to develop and implement new manufacturing process and package design technologies. The need to develop and maintain advanced packaging and wafer fabrication capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types or advanced wafer designs that could adversely affect our ability to meet customer orders.

     Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design and wafer fabrication technology or obtain access to advanced package designs and wafer fabrication technology developed by others, our business could suffer.

COMPETITION -- WE MUST COMPETE AGAINST LARGE AND ESTABLISHED COMPETITORS IN BOTH THE PACKAGING AND TEST BUSINESS AND THE WAFER FABRICATION BUSINESS.

     The independent semiconductor packaging and test market is very competitive. This sector is comprised of approximately 40 companies. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. Such companies have also established relationships with many large semiconductor companies that are current or potential customers of our company. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

     The independent wafer fabrication business is also highly competitive. Our wafer fabrication services compete primarily with independent semiconductor wafer foundries, including those of Chartered Semiconductor Manufacturing, Inc., Taiwan Semiconductor Manufacturing Company, Ltd. and United Microelectronics Corporation. Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been operating for some time. Many of these companies have also established relationships with many large semiconductor companies that are current or potential customers of our company. If we cannot compete successfully in the future against existing or potential competitors, our operating results would suffer.

ENVIRONMENTAL REGULATIONS -- FUTURE ENVIRONMENTAL REGULATIONS COULD PLACE ADDITIONAL BURDENS ON THE MANUFACTURING OPERATIONS OF OUR COMPANY OR ASI.

     The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as environmental regulations in Korea and the Philippines, impose various controls on the storage, handling, discharge and disposal of chemicals used in our company's and ASI's manufacturing processes and on the factories occupied by our company and ASI.

     Increasingly, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon our company the need for additional capital equipment or other process requirements, (2) restrict our company's ability to expand our respective operations, (3) subject our company to liability or (4) cause our company to curtail our operations.

PROTECTION OF INTELLECTUAL PROPERTY -- WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION.

     As of July 31, 2000, we hold 73 U.S. patents, and we also have 150 pending patents and are preparing an additional 45 patent applications for filing. In addition to the U.S. patents we hold 333 patents in foreign jurisdictions. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

     We may need to enforce our patents or other intellectual property rights or to defend our company against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. If we fail to obtain necessary licenses or if we face litigation relating to patent infringement or other intellectual property matters, our business could suffer.

     Although we are not currently a party to any material litigation, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes a valid claim against our company or ASI, our company or ASI could be required to: (1) discontinue the use of certain processes, (2) cease the manufacture, use, import and sale of infringing products, (3) pay substantial damages, (4) develop non-infringing technologies or (5) acquire licenses to the technology we had allegedly infringed. Our business, financial condition and results of operations could be materially and adversely affected by any of these negative developments.

     In addition, Texas Instruments has granted ASI very limited licenses under the Texas Instruments Technology Agreements, including a license under Texas Instruments' trade secret rights to use Texas Instruments' technology in connection with ASI's provision of wafer fabrication services. However, Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Furthermore, Texas Instruments has reserved the right to bring infringement claims against customers of our company or customers of ASI with respect to semiconductor wafers purchased from our company or ASI. Such customers and others could in turn subject our company or ASI to litigation in connection with the sale of semiconductor wafers produced by ASI.

CONTINUED CONTROL BY EXISTING STOCKHOLDERS -- MR. JAMES KIM AND MEMBERS OF HIS FAMILY CAN DETERMINE THE OUTCOME OF ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

     As of August 1, 2000, Mr. James Kim and members of his family beneficially owned approximately 51% of our outstanding common stock. Mr. James Kim's family, acting together, will effectively control all matters submitted for approval by our stockholders. These matters could include:

     - the election of all of the members of our Board of Directors;

     - proxy contests;

     - approvals of transactions between our company and ASI or other entities in which Mr. James Kim and members of his family have an interest, including transactions which may involve a conflict of interest;

     - mergers involving our company;

     - tender offers; and

     - open market purchase programs or other purchases of our common stock.

STOCK PRICE VOLATILITY

     The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - actual or anticipated quarter-to-quarter variations in operating results;

     - announcements of technological innovations or new products and services by Amkor or our competitors;

     - general conditions in the semiconductor industry;

     - changes in earnings estimates or recommendations by analysts;

     - developments affecting ASI;

     - or other events or factors, many of which are out of our control.

     In addition, the stock market in general, and the Nasdaq National Market and the markets for technology companies in particular, have experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities of companies like ours for that have often been unrelated or disproportionate to the operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

SUBORDINATION OF CONVERTIBLE NOTES -- THE CONVERTIBLE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT.

     The Convertible Notes are unsecured and subordinated in right of payment in full to all of our existing and future senior debt. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of our company, or upon the acceleration of any senior debt, our assets will be available to pay obligations on the Convertible Notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Convertible Notes are also effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As of June 30, 2000, we had approximately $1,406.6 million of outstanding indebtedness that would have constituted debt senior to the Convertible Notes, and the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Convertible

Notes were approximately $236.2 million. The incurrence of additional indebtedness by us or our subsidiaries could adversely affect our ability to pay our obligations on the Convertible Notes. The Indenture relating to the Convertible Notes will not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any of our subsidiaries can create, incur, assume or guarantee. We anticipate that from time to time we will incur additional indebtedness and other liabilities, including senior debt, and that from time to time our subsidiaries will incur additional indebtedness and other liabilities.

     The Convertible Notes are obligations exclusively of our company. However, since we conduct our operations primarily through our subsidiaries, our cash flow and our consequent ability to service our debt, including the Convertible Notes, depends primarily upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, our company. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those subsidiaries and are subject to various business considerations.

     The Indenture for the Convertible Notes does not contain any financial performance covenants. Consequently, we are not required under the Indenture to meet any financial tests such as those that measure our working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the Indenture. See "Description of Notes -- Subordination."

REPURCHASES OF CONVERTIBLE NOTES -- WE MAY BE LIMITED IN OUR ABILITY TO REPURCHASE THE CONVERTIBLE NOTES.

     Upon the occurrence of certain events, including a change of control or a termination of trading (each as defined in the Indenture for the Convertible Notes), each holder of Convertible Notes will have certain rights, at the holder's option, to require us to repurchase such holder's Convertible Notes. If any such event were to occur, there can be no assurance that we would have sufficient funds to pay the repurchase price for all Convertible Notes tendered by the holders thereof. In addition, the terms of our existing or future credit or other agreements relating to indebtedness (including senior debt) may prohibit us from purchasing any Convertible Notes and may also provide that such an event, as well as certain other change-of-control events with respect to us, would constitute an event of default thereunder. If such an event occurs at a time when we are prohibited from purchasing Convertible Notes, we could seek the consent of our lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing Convertible Notes. In such case, our failure to purchase tendered Convertible Notes would constitute an event of default under the Indenture for the Convertible Notes, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes. See "Description of Notes -- Repurchase at Option of Holders Upon a Designated Event."

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling security holder of the Convertible Notes or the common stock issued upon their conversion.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                          FISCAL YEAR ENDED
                               ------------------------------------------------------------------------   SIX MONTHS ENDED
                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,       JUNE 30,
                                   1995           1996           1997           1998           1999             2000
                               ------------   ------------   ------------   ------------   ------------   ----------------
Ratio of earnings to fixed
  charges....................     4.6x           2.4x            2.5x           4.4x           2.6x             2.6x

     We have calculated the ratio of earnings to fixed charges by dividing (1) the sum of (x) income before income taxes, equity in income (loss) of investees and minority interest plus (y) fixed charges by (2) fixed charges. Fixed charges consist of interest expense plus one-third of rental expense. We believe that one-third of rental expense is representative of the interest factor of rental payments under our operating leases.

                              DESCRIPTION OF NOTES

     Our Convertible Subordinated Notes are issued under an indenture dated as of March 16, 2000 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The following is a summary of certain provisions of the Indenture and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms. Certain definitions of terms used in the following summary are set forth under "-- Certain Definitions" below. As used in this section, the "Company" means Amkor Technology, Inc., but not any of its subsidiaries, unless the context requires otherwise.

GENERAL

     The Convertible Notes are general unsecured subordinated obligations of the Company, will mature on March 15, 2007 (the "Maturity Date"), and are in an aggregate principal amount of $258.75 million. The Convertible Notes are issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The Convertible Notes are exchangeable and transfers thereof are registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

     The Convertible Notes accrue interest at a rate of 5% per annum from March 17, 2000, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest are payable semi-annually in arrears on September 15 and March 15 of each year beginning September 15, 2000. Interest is paid to the person in whose name a Convertible
Note is registered at the close of business on the September 1 and March 1 immediately preceding the relevant interest payment date (other than with respect to a Convertible Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from a record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable (unless such Convertible Note or portion thereof is converted) to the holder of the Convertible Note or portion thereof redeemed or repurchased). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONVERSION

     The holders of Convertible Notes are entitled at any time on or before the close of business on the last trading day prior to the Maturity Date of the Convertible Notes, subject to prior redemption or repurchase, to convert any Convertible Notes or portions thereof (in denominations of $1,000 or multiples thereof) into common stock of the Company, at the conversion price of $57.34 per share of common stock, subject to adjustment as described below (the "Conversion Price"). Except as described below, no adjustment will be made on conversion of any Convertible Notes for interest or Liquidated Damages, if any, accrued thereon or for dividends on any common stock issued. If Convertible Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Convertible Notes must be accompanied by funds equal to the interest and Liquidated Damages, if any, payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of common stock upon conversion of Convertible Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion. In the case of Convertible Notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured. In the event any holder exercises its right to require the Company to repurchase Convertible Notes upon a Designated Event, such holder's conversion right will terminate on the close of business on the Designated Event Offer Termination Date (as defined), unless the Company defaults in the payment due upon repurchase or the holder elects to withdraw the submission of election to repurchase. See "-- Repurchase at Option of Holders Upon a Designated Event."

     The right of conversion attaching to any Convertible Note may be exercised by the holder by delivering the Convertible Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. Such notice of conversion can be obtained from the Trustee. Beneficial owners of interests in a Global Note (as defined) may exercise their right of conversion by delivering to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date shall be the date on which the Convertible Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Convertible Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the Convertible Note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of common stock as a dividend or distribution on common stock; (ii) certain subdivisions and combinations of the common stock; (iii) the issuance to all or substantially all holders of common stock of certain rights or warrants to purchase common stock at a price per share less than the Current Market Price (as defined); (iv) the dividend or other distribution to all holders of common stock of shares of capital stock of the Company (other than common stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of common stock to the extent such distributions, combined together with (A) all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its Subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution; and
(vi) the purchase of common stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the aggregate consideration, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer expiring within 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer.

     In the case of (i) any reclassification or change of the common stock or
(ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Convertible Notes then outstanding will be entitled thereafter to convert such Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Convertible Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Convertible Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Designated Event requiring the Company to offer to repurchase the Convertible Notes. See "-- Repurchase at Option of Holders Upon a Designated Event."

     In the event of a taxable distribution to holders of common stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock.

     The Company from time to time may, to the extent permitted by law, reduce the Conversion Price of the Convertible Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     No adjustment in the Conversion Price is required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

     The payment of principal of, premium, if any, interest and Liquidation Damages, if any on the Convertible Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or other payment satisfactory to the holders of Senior Debt of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of such Senior Debt before the holders of Convertible Notes will be entitled to receive any payment with respect to the Convertible Notes.

     In the event of any acceleration of the Convertible Notes because of an Event of Default, the holders of any Senior Debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to the holders of such Senior Debt of all obligations in respect of such Senior

Debt before the holders of the Convertible Notes are entitled to receive any payment or distribution in respect thereof. If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration.

     The Company also may not make any payment upon or in respect of the Convertible Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) a default, other than a payment default, occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Convertible Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Senior Debt has not been accelerated. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's liquidation or insolvency, holders of Senior Debt may receive more, ratably, and holders of the Convertible Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrences of any Event of Default under the Indenture.

     The Convertible Notes are obligations exclusively of the Company. However, since the operations of the Company are primarily conducted through Subsidiaries, the cash flow and the consequent ability of the Company to service its debt, including the Convertible Notes, are primarily dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

     As of June 30, 2000, we had approximately $1,406.6 million of outstanding indebtedness that would have constituted debt senior to the Convertible Notes, and the indebtedness and other liabilities of our subsidiaries (excluding intercompany liabilities and obligations of a type not required to be reflected on the balance sheet of such subsidiary in accordance with GAAP) that would effectively have been senior to the Convertible Notes were approximately $236.2 million. The Indenture will not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind after the Put Expiration Date in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Convertible Notes before all Senior Debt is paid in full in cash or other payment satisfactory to the holders of Senior Debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

PROVISIONAL REDEMPTION BY THE COMPANY

     After September 20, 2001 and prior to March 20, 2003, the Convertible Notes may be redeemed at the option of the Company in whole or in part (in any integral multiple of $1,000), at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice by mail, at a redemption price equal to 103.571% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the Provisional Redemption Date (subject to the right of holders of record on the relevant record date to receive any such amounts due on the relevant payment date) if the closing price of the common stock shall have equaled or exceeded 150% of the Conversion Price then in effect for at least 20 out of 30 consecutive days on which the Nasdaq National Market is open for the transaction of business prior to the Notice Date.

     Upon any Provisional Redemption, the Company will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments and Liquidated Damages, if any, that would thereafter have been payable on the Convertible Notes from the Provisional Redemption Date to but excluding March 15, 2003. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the date on which a notice of Provisional Redemption is mailed.

OPTIONAL REDEMPTION

     On or after March 20, 2003, the Convertible Notes may be redeemed at the option of the Company, in whole or from time to time in part, on not less than 15 nor more than 60 days' prior written notice to the holders thereof by first class mail, at the following redemption prices (expressed as percentages of principal amount) if redeemed during the 12-month period beginning March 20 of each year indicated, plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................   102.857%
2004........................................................   102.143
2005........................................................   101.429
2006........................................................   100.714

and 100% at March 15, 2007.

SELECTION AND NOTICE

     If less than all the Convertible Notes are to be redeemed at any time, selection of Convertible Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Convertible Notes are listed or, if the

Convertible Notes are not so listed, on a pro rata basis by lot or by any other method that the Trustee considers fair and appropriate. The Trustee may select for redemption a portion of the principal of any Convertible Note that has a denomination larger than $1,000, Convertible Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Convertible Notes outstanding and not previously called for redemption; provided that if a portion of a holder's Convertible Notes are selected for partial redemption and such holder converts a portion of such Convertible Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

     Provisions of the Indenture that apply to the Convertible Notes called for redemption also apply to portions of the Convertible Notes called for redemption. If any Convertible Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Convertible Note that is redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the holder a new Convertible Note equal in principal amount to the unredeemed portion of the Convertible Note surrendered.

     On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest and Liquidated Damages, if any, will cease to accrue on the principal amount of the Convertible Notes or portions thereof called for redemption and for which funds have been set apart for payment. In the case of Convertible Notes or portions thereof redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date shall be paid to the person in whose name the
Note is registered at the close of business on the relevant record date.

     The Convertible Notes are not entitled to any sinking fund.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

     Upon the occurrence of a Designated Event, each holder of Convertible Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Designated Event Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Designated Event Payment"). Within 20 days following any Designated Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Designated Event and offering to repurchase Convertible Notes pursuant to the procedures required by the Indenture and described in such notice.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes as a result of a Designated Event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Convertible Notes. The Company will comply with this rule to the extent applicable at that time.

     On the date specified for termination of the Designated Event Offer, the Company will, to the extent lawful, (1) accept for payment all Convertible Notes or portions thereof properly tendered pursuant to the Designated Event Offer,
(2) deposit with the paying agent an amount equal to the Designated Event Payment in respect of all Convertible Notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Convertible Notes or portions thereof being purchased by the Company. On the date specified for payment of the Designated Event Payment (the "Designated Event Payment Date"), the paying agent will promptly mail to each holder of Convertible Notes so accepted the Designated Event Payment for such Convertible Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any; provided that each such new Convertible Note will be in a principal amount of $1,000 or an integral multiple thereof.

     The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

     The right to require the Company to repurchase Convertible Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all the Convertible Notes at the Designated Event Payment Date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

     Except as described above with respect to a Designated Event, the Indenture does not contain provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, the Company, its management or its Subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, the sale of all or substantially all of its assets, the liquidation of the Company or similar transactions, that would not constitute a Designated Event under the Indenture, but that would increase the amount of Senior Debt (or any other indebtedness) outstanding at such time or substantially reduce or eliminate the Company's assets.

     The terms of the Company's existing or future credit or other agreements relating to indebtedness (including Senior Debt) may prohibit the Company from purchasing any Convertible Notes and may also provide that a Designated Event, as well as certain other change-of-control events with respect to the Company, would constitute an event of default thereunder. If a Designated Event occurs at a time when the Company is prohibited from purchasing Convertible Notes, the Company could seek the consent of its then-existing lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Convertible Notes. In such case, the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other indebtedness that the Company has entered into or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes.

     A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

     A "Change of Control" will be deemed to have occurred when: (i) any person has become an Acquiring Person, (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers, or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either
(x) the last sale price of the common stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on the date of such Change of Control or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     A "Termination of Trading" will be deemed to have occurred if our common stock (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

MERGER AND CONSOLIDATION

     The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, person or entity as an entirety or substantially as an entirety unless either (a)(i) the Company shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and premium, if any, and interest on all the Convertible Notes and the performance of every covenant of the Company under the Convertible Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (b) immediately after such transaction no Default or Event of Default exists; and (c) the Company or such person shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Upon any such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Convertible Notes.

REGISTRATION RIGHTS

     Pursuant to a registration agreement (the "Registration Agreement"), the Company has filed for the benefit of the holders of the Convertible Notes and common stock issued upon conversion thereof a shelf registration statement, of which this prospectus is a part (the "Shelf Registration Statement"), with the Commission with respect to resales of the Convertible Notes and the common stock issuable upon conversion thereof. The Company has agreed use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act within 180 days after the Issue Date and to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (a) the second anniversary of the Issue Date, (b) the date on which the Convertible Notes or the common stock issuable upon conversion thereof may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act and (c) the date as of which all the Convertible Notes or the common stock issuable upon conversion thereof have been sold pursuant to the shelf registration statement.

     If the Shelf Registration Statement (i) has not been declared effective by the Commission within 180 days, after the Issue Date, or (ii) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any 12-month period during the period beginning on the Issue Date and ending on or prior to the second anniversary of the Issue Date (each such event referred to in clauses (i) and (ii) being referred to herein as a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities which has complied with its obligations under the Registration Agreement. The amount of Liquidated Damages payable during any period in which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Convertible Notes or $2.50 per annum per 17.4398 shares of common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of Convertible Notes or $5.00 per annum per 17.4398 shares of common stock (subject to adjustment as set forth above) constituting Transfer

Restricted Securities for any additional days during which such Registration Default has occurred and is continuing. The Company has agreed to pay all accrued Liquidated Damages by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the Registration Agreement). Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default.

     "Transfer Restricted Securities" means each Convertible Note and any share of our common stock issued on conversion thereof until the date on which such Convertible Note or share, as the case may be (i) has been transferred pursuant to the Shelf Registration Statement or another registration statement covering such Convertible Note or share which has been filed with the Commission pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or
(iii) may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the Commission).

     The Company will provide or cause to be provided to each holder of the Convertible Notes, or the common stock issuable upon conversion of the Convertible Notes, copies of this prospectus, which is a part of the Shelf Registration Statement, notify or cause to be notified to each such holder when the Shelf Registration Statement for the Convertible Notes or the common stock issuable upon conversion of the Convertible Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Convertible Notes or the common stock issuable upon conversion of the Convertible Notes. A holder of Convertible Notes or the common stock issuable upon conversion of the Convertible Notes that sells such securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the relevant prospectus supplement and to deliver a prospectus as so supplemented to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

     The Company will be permitted to suspend the use of this prospectus which is a part of the Shelf Registration Statement for a period not to exceed 30 days in any three-month period or for three periods not to exceed an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of the Shelf Registration Statement; provided, however, that each holder shall bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as being (i) default in payment of the principal of, or premium, if any, on the Convertible Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default for 30 days in payment of any installment of interest on or Liquidated Damages with respect to the Convertible Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; (iv) default in the payment of the Designated Event Payment in respect of the Convertible Notes on the date therefor, whether or not such payment is prohibited by the subordination provisions of the Indenture; (v) failure of the Company to maintain cash and cash equivalents in accordance with the provisions of the Indenture or to provide timely notice of a Designated Event; (vi) failure of the Company or any Material Subsidiary to make any payment at maturity, including any applicable grace period, in respect of indebtedness for borrowed money of, or guaranteed or assumed by, the Company or any Material Subsidiary, which payment is in an amount in excess of $20,000,000, and continuance of such failure for 30 days after notice; (vii) default by the Company or any Material Subsidiary with respect to any such indebtedness, which default results in the acceleration of any such indebtedness of an amount in excess of $20,000,000 without such indebtedness having been paid or discharged or such acceleration having been cured, waived, rescinded or annulled for 30 days after notice; or (viii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary.

     If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Convertible Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all the Convertible Notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, will become immediately due and payable, notwithstanding anything contained in the Indenture or the Convertible Notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination." If any Event of Default specified in clause (viii) above occurs with respect to the Company, all unpaid principal of, and premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on the Convertible Notes then outstanding will automatically become due and payable, subject to the provisions described in "-- Subordination," without any declaration or other act on the part of the Trustee or any holder of Convertible Notes.

     Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Convertible Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder within 60 days of the occurrence of such Default or Event of Default, provided, however, that the Trustee may withhold from the holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Convertible Notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may rescind any acceleration of the Convertible Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Convertible Notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Convertible Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Convertible Notes. If an Event of Default occurs prior to any date on which the Company is prohibited from redeeming the Convertible Notes by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Convertible Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Convertible Notes.

     The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding may, on behalf of the holders of all the Convertible Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of, premium, if any, or interest on the Convertible Notes (other than the non-payment of principal of, premium, if any, interest and Liquidated Damages, if any, and interest on the Convertible Notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of all holders of Convertible Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Convertible Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Convertible Notes held by a non-consenting holder): (a) reduce the principal amount of Convertible Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Convertible Note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the Convertible Notes, (c) reduce the rate of or change the time for payment of interest on any Convertible Notes, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Convertible Note payable in money other than that stated in the Indenture and the Convertible Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Convertible Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Convertible Notes, (g) waive a redemption payment with respect to any Convertible Note, (h) except as permitted by the Indenture, increase the Conversion Price or, other than as set forth in the next paragraph, modify the provisions of the Indenture relating to conversion of the Convertible Notes in a manner adverse to the holders thereof or (i) make any change to the abilities of holders of convertible Notes to enforce their rights under the Indenture or the provisions of clause (a) through (i) hereof. In addition, any amendment to the

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

provisions of Article 11 of the Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Convertible Notes then outstanding if such amendment would adversely affect the rights of holders of Convertible Notes.

     Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to (a) cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the Indenture which the Company and the Trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the Convertible Notes, (b) provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, (c) provide for the assumption of the Company's obligations to holders of Convertible Notes in the circumstances required under the Indenture as described under "-- Merger and Consolidation," (d) provide for conversion rights of holders of Convertible Notes in certain events such as a consolidation, merger or sale of all or substantially all of the assets of the Company, (e) reduce the Conversion Price, (f) make any change that would provide any additional rights or benefits to the holders of Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or (g) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Convertible Notes remain outstanding if (i) all outstanding Convertible Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Convertible Notes are scheduled for redemption within one year, and, in either case, the Company has (a) deposited with the Trustee an amount sufficient to pay and discharge all outstanding Convertible Notes on the date of their scheduled maturity or the scheduled date of redemption and (b) paid all other sums then payable by the Company under the Indenture.

GOVERNING LAW

     The Indenture will provide that the Convertible Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Convertible Notes for a period of 15 days before a selection of Convertible Notes to be redeemed.

     The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     "Acquiring Person" means any person (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act and as further defined below) of shares of common stock or other voting securities of the Company having more than 50% of the total voting power of the Voting Stock of the Company;

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

provided, however, that an Acquiring Person shall not include (i) the Company,
(ii) any Subsidiary of the Company, (iii) any Permitted Holder, (iv) an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company or (v) any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding common stock of the Company for or pursuant to the terms of any such plan. For purposes hereof, a person shall not be deemed to be the beneficial owner of (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, but excluding any debt securities convertible into such equity.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means any particular Senior Debt if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

     "Eligible Investments" means any of the following: (i) investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) entered into with:

          (a) a bank meeting the qualifications described in clause (ii) above, or

          (b) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)); and (v) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that: (a) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and (b) such obligations mature within 180 days of the date of acquisition thereof.

     "Event of Default" has the meaning set forth under "-- Events of Default and Remedies" herein.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company that is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument,
(c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) that provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Issue Date" means the date on which the Convertible Notes are first issued and authenticated under the Indenture.

     "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holders" means James Kim and his estates, spouses, ancestors and lineal descendants (and spouses thereof), the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors, or any person of which any of the foregoing, individually or collectively, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least a majority of the total voting power of all classes of Capital Stock of such person (exclusive of any matters as to which class voting rights exist).

     "Person" mean any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

     "Senior Debt" means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any Indebtedness of the Company (including, without limitation, any Obligations in respect of such Indebtedness and, in the case of Designated Senior Debt, any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (v) Indebtedness evidenced by the Convertible Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) Indebtedness of the Company to any Subsidiary of the Company except to the extent such Indebtedness is of a type described in clause (ii) of the definition of Indebtedness, (y) trade payables of the Company for goods, services or materials purchased in the ordinary course of business (other than, to the extent they may otherwise constitute such trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (z) any particular Indebtedness in which the instrument creating or evidencing the same expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Convertible Notes.

     "Subsidiary" means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     The Selling Security Holders may offer Convertible Notes and shares of our common stock, par value $0.001 per share. Holders of common stock are entitled to receive dividends declared by our board of directors or an authorized committee of our board of directors. We have paid cash dividends on our common stock. We expect to retain future earnings for use in the operation and expansion of our business. We do not anticipate paying cash dividends on our common stock in the future. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue up to 500,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. As of July 31, 2000, there were an aggregate of 151,823,264 shares of common stock outstanding. In addition, as of July 31, 2000, 8,907,494 shares of common stock were issuable upon exercise of outstanding options, 5,328,957 shares of common stock were reserved for issuance under the Company's 1998 Stock Plan, 1998 Stock Option Plan for French Employees, 1998 Director Option Plan and 1998 Employee Stock Purchase Plan, 8,230,409 shares of common stock were reserved for issuance upon conversion of our convertible notes and 3,900,000 shares of common stock were reserved for issuance upon exercise of the warrants.

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this offering memorandum forms a part, and by the provisions of applicable Delaware law.

     Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between our company and its debtholders. Our company has never declared or paid cash dividends on its capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

PREFERRED STOCK

     Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Anti-Takeover Provisions of Delaware Law

     We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Undesignated Preferred Stock

     The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or making more difficult a change in control of the company and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any additional shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is First Chicago Trust Company of New York Shareholder Services, 525 Washington Boulevard, Jersey City, NJ 07310; telephone (201) 324-0014.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of Convertible Notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Convertible Notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase Convertible Notes in the initial offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

     INVESTORS CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

Taxation of Interest

     U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes will not be issued with original issue discount. In certain circumstances, we may be obligated to pay holders of Convertible Notes amounts in excess of stated interest or principal. For example, if the closing price of our common stock equals or exceeds 150 percent of the conversion price then in effect for a prescribed period, we will have the option of redeeming the Convertible Notes for a price that will include an additional amount in excess of their principal amount. A Change of Control or Termination of Trading would also enable holders of the Convertible Notes to require us to redeem the notes at a price in excess of their principal amount. The original issue discount rules allow contingent payments such as these to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that the possibility is remote that we will make any of the payments in excess of stated interest or principal described above. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay liquidated damages for a failure to provide registration rights, U.S. Holders would be required to recognize additional interest income. If we redeem the Convertible Notes at a premium in excess of their principal amount upon the exercise of any of the options described above, the redemption premium would be treated as capital gain under the rules described under "U.S. Holders -- Sale, Exchange or Redemption of the Notes."

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

Sale, Exchange or Redemption of the Notes

     A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a Convertible Note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the Convertible Note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the Convertible Note. The holder's tax basis in the Convertible Note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the Convertible Note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation.

Conversion of the Convertible Notes

     A U.S. Holder generally will not recognize any income, gain or loss on converting a Convertible Note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock will equal his adjusted basis in the Convertible Note. The holder's holding period for the stock will include the period during which he held the Convertible Note.

Dividends

     If, after a U.S. Holder converts a Convertible Note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in his common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

     The terms of the Convertible Notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the Company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

     A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the Convertible Notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that

     - owns, directly or indirectly, at least 10 percent of our voting stock, or

     - is a "controlled foreign corporation" that is related to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership after December 31, 2000, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of Convertible Notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

     - the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates, or

     - the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of Convertible Notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition of Convertible Notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's Convertible Notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of Convertible Notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

Conversion of the Convertible Notes

     A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a Convertible Note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders -- Sale of Common Stock," below.

Dividends

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a Convertible Note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status as described under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

Sale of Common Stock

     Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership or disposition of Convertible Notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on Convertible Notes, dividends on common stock, or gain from the sale, exchange or other disposition of Convertible Notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any

"effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that are effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. Convertible Notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would not have been subject to tax because of the portfolio interest exception described under "Special Tax Rules Applicable to Non-U.S.
Holders: Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     Payments of interest or dividends to individual U.S. Holders of Convertible Notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

     The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on Convertible Notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends paid after December 31, 2000, a Non-U.S. Holder will have to certify its nonresident status, as described under "Special Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     THE PRECEEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF CONVERTIBLE NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITY HOLDERS

     We originally issued the Convertible Notes in transactions exempt from the registration requirements of the Securities Act of 1933 in March 2000. Selling security holders may from time to time offer and sell the Convertible Notes and our common stock pursuant to this prospectus.

     The following table contains information as of August 15, 2000, with respect to the selling security holders and the principal amount of Convertible Notes and the underlying common stock beneficially owned by each selling security holders that may be offered using this prospectus.

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
1976 Distribution Trust FBO
  A.R.
  Lauder/Zinterhofer.......    $    21,000.00           0.00812%                   366            0.00024%
1976 Distribution Trust FBO
  Jane A. Lauder...........    $    21,000.00           0.00812%                   366            0.00024%
AFTRA Health Fund..........    $   750,000.00           0.28986%                13,080            0.00861%
AIG/National Union Fire
  Insurance................    $   950,000.00           0.36715%                16,568            0.01091%
Alexandra Global Investment
  Fund 1 Ltd. .............    $ 1,500,000.00           0.57971%                26,160            0.01723%
Allstate Insurance
  Company..................    $   400,000.00           0.15459%                 6,976            0.00459%
Alta Partners Holdings,
  LDC......................    $ 2,500,000.00           0.96618%                43,600            0.02871%
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  L.P. ....................    $ 6,500,000.00           2.51208%               113,359            0.07460%
Arkansas Teachers
  Retirement System........    $ 2,269,000.00           0.87691%                39,571            0.02605%
Associated Electric & Gas
  Insurance Services
  Limited..................    $   800,000.00           0.30918%                13,952            0.00919%
Aventis Pension Master
  Trust....................    $    60,000.00           0.02319%                 1,046            0.00069%
Bankers Trust Company
  Trustee for
  DaimlerChrysler Corp Emp.
  #1 Pension Plan dtd
  4/1/89...................    $ 5,250,000.00           2.02899%                91,559            0.06026%
Baptist Health of South
  Florida..................    $   110,000.00           0.04251%                 1,918            0.00126%
Boilermaker-Blacksmith
  Pension Trust............    $ 1,310,000.00           0.50628%                22,846            0.01504%
Lawrence A. Bossidy........    $    80,000.00           0.03092%                 1,395            0.00092%
Boston Museum of Fine
  Arts.....................    $    75,000.00           0.02899%                 1,308            0.00086%
BP Amoco Corporation Master
  Trust for Employee
  Pension Plans............    $ 3,640,000.00           1.40676%                63,481            0.04179%
BVI Social Security
  Board....................    $    42,000.00           0.01623%                   732            0.00048%

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
CALAMOS(R) Convertible
  Fund -- CALAMOS(R)
  Investment Trust.........    $     1,615.00           0.00062%                    28            0.00002%
CALAMOS(R) Convertible
  Portfolio -- CALAMOS(R)
  Advisors Trust...........    $    40,000.00           0.01546%                   698            0.00046%
CALAMOS(R) Global Growth
  and Income Fund --
  CALAMOS(R) Investment
  Trust....................    $   445,000.00           0.17198%                 7,761            0.00511%
CALAMOS(R) Growth and
  Income Fund -- CALAMOS(R)
  Investment Trust.........    $   105,000.00           0.04058%                 1,831            0.00121%
California Public
  Employees' Retirement
  System -- Nominee Name:
  Surfboard & Co...........    $ 9,000,000.00           3.47826%               156,958            0.10327%
Castle Convertible Fund,
  Inc......................    $   500,000.00           0.19324%                 8,720            0.00574%
Champion International
  Corporation..............    $   399,000.00           0.15420%                 6,958            0.00458%
Champion International
  Corporation Master
  Retirement Trust.........    $   575,000.00           0.22222%                10,028            0.00660%
Chart Well Investment
  Partners.................    $ 1,500,000.00           0.57971%                26,160            0.01723%
CIBC World Markets.........    $ 1,000,000.00           0.38647%                17,440            0.01148%
City of Albany Pension
  Plan.....................    $   135,000.00           0.05217%                 2,354            0.00155%
City of Knoxville Pension
  System...................    $   365,000.00           0.14106%                 6,366            0.00419%
City University of New
  York.....................    $   103,000.00           0.03981%                 1,796            0.00118%
Clinton Riverside
  Convertible Portfolio
  Limited..................    $ 1,300,000.00           0.50242%                22,672            0.01493%
Continental Assurance
  Company Separate Account
  (E)......................    $ 1,450,000.00           0.56039%                25,288            0.01665%
Delta Air Lines Master
  Trust c/o Oaktree Capital
  Management, LLC..........    $ 1,425,000.00           0.55072%                24,852            0.01636%
Deutsche Bank Securities
  Inc......................    $   240,000.00           0.09275%                 4,186            0.00276%
Employee Benefit
  Convertible Securities
  Fund.....................    $   205,000.00           0.07923%                 3,575            0.00235%

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
Engineers Joint Pension
  Fund.....................    $   307,000.00           0.11865%                 5,354            0.00353%
First Franklin Equity
  Income Fund..............    $ 3,200,000.00           1.23671%                55,807            0.03674%
FIST -- Convertible
  Securities Fund..........    $ 3,750,000.00           1.44928%                65,399            0.04305%
Forrestal Funding Master
  Trust....................    $21,804,000.00           8.42667%               380,258            0.24981%
Franklin and Marshall
  College..................    $   370,000.00           0.14300%                 6,453            0.00425%
Franklin Universal Trust...    $ 2,000,000.00           0.77295%                34,880            0.02297%
FSS -- Franklin Strategic
  Income Fund..............    $ 2,250,000.00           0.86957%                39,240            0.02584%
FTVIPT -- Franklin Growth &
  Income Securities Fund...    $ 6,500,000.00           2.51208%               113,359            0.07460%
FTVIPT -- Franklin
  Strategic Income
  Securities Fund..........    $   100,000.00           0.03865%                 1,744            0.00115%
Grady Hospital
  Foundation...............    $   161,000.00           0.06222%                 2,808            0.00185%
Granville Capital
  Corporation..............    $ 2,500,000.00           0.96618%                43,600            0.02871%
Independence Blue Cross....    $   152,000.00           0.05874%                 2,651            0.00175%
Island Holdings............    $    55,000.00           0.02126%                   959            0.00063%
J&W Seligman & Co., Inc.,
  as investment advisor for
  Seligman Global Horizon
  Funds, Seligman High
  Yield Bond Series, and
  certain other
  institutional clients....    $11,875,000.00           4.58937%               207,098            0.13621%
JMG Capital Partners, LP...    $ 1,750,000.00           0.67633%                30,520            0.02010%
Kentfield Trading, Ltd.....    $ 8,760,000.00           3.38551%               152,773            0.10051%
Kettering Medical Center
  Funded Depreciation
  Account..................    $    90,000.00           0.03478%                 1,570            0.00103%
Knoxville Utilities Board
  Retirement System........    $   225,000.00           0.08696%                 3,924            0.00258%
Lincoln National
  Convertible Securities
  Fund.....................    $ 4,000,000.00           1.54589%                69,759            0.04592%
Local Initiatives Support
  Corporation..............    $    66,000.00           0.02551%                 1,151            0.00076%
Mainstay Convertible
  Fund.....................    $ 7,750,000.00           2.99517%               135,159            0.08894%
Mainstay Strategic Value
  Fund.....................    $   200,000.00           0.07729%                 3,488            0.00230%
McMahan Securities Co.
  L.P. ....................    $ 1,900,000.00           0.73430%                33,136            0.02182%

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
Merrill Lynch Insurance
  Group....................    $   382,000.00           0.14763%                 6,662            0.00439%
Morgan Stanley Dean Witter
  Convertible Securities
  Trust....................    $ 3,000,000.00           1.15942%                52,319            0.03445%
Museum of Fine Arts,
  Boston...................    $    50,000.00           0.01932%                   872            0.00057%
Nalco Chemical Company.....    $   380,000.00           0.14686%                 6,627            0.00436%
Nations Convertible
  Securities Fund..........    $ 3,295,000.00           1.27343%                57,464            0.03783%
New Orleans Firefighters
  Pension/Relief Fund......    $   164,000.00           0.06338%                 2,860            0.00188%
New York Life Insurance and
  Annuity Corporation......    $ 1,800,000.00           0.69565%                31,392            0.02067%
New York Life Insurance
  Company..................    $16,500,000.00           6.37681%               287,757            0.18916%
New York Life Separate
  Account #7...............    $ 1,600,000.00           0.61836%                27,904            0.01837%
Nicholas-Applegate
  Convertible Fund.........    $   879,000.00           0.33971%                15,330            0.01009%
Occidental Petroleum
  Corporation..............    $   283,000.00           0.10937%                 4,935            0.00325%
Ohio Workers
  Compensation.............    $   193,000.00           0.07459%                 3,366            0.00222%
Pacific Life Insurance
  Company..................    $ 1,000,000.00           0.38647%                17,440            0.01148%
Parker-Hannifin
  Corporation..............    $    90,000.00           0.03478%                 1,570            0.00103%
Penn Treaty Network America
  Insurance Company........    $   430,000.00           0.16618%                 7,499            0.00494%
Physicians Life............    $   241,000.00           0.09314%                 4,203            0.00277%
Pilgrim Convertible Fund...    $ 3,197,000.00           1.23556%                55,755            0.03671%
Port Authority of Allegheny
  County Retirement and
  Disability Allowance Plan
  for the Employees
  Represented by Local 85
  of the Amalgamated
  Transit Union............    $ 1,390,000.00           0.53720%                24,241            0.01596%
ProMutual..................    $   180,000.00           0.06957%                 3,139            0.00207%
Putnam Asset Allocation
  Funds -- Balanced
  Portfolio................    $   320,000.00           0.12367%                 5,581            0.00368%
Putnam Asset Allocation
  Funds -- Conservative
  Portfolio................    $   220,000.00           0.08502%                 3,837            0.00253%
Putnam Convertible
  Income -- Growth Trust...    $ 4,000,000.00           1.54589%                69,759            0.04592%

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
Putnam Convertible
  Opportunities and Income
  Trust....................    $   130,000.00           0.05024%                 2,267            0.00149%
Robertson Stephens.........    $12,000,000.00           4.63768%               209,278            0.13764%
SalmonSmithBarney Inc. ....    $13,083,000.00           5.05623%               228,165            0.15004%
San Diego City
  Retirement...............    $   617,000.00           0.23845%                10,760            0.00709%
San Diego County
  Convertible..............    $ 1,494,000.00           0.57739%                26,055            0.01716%
Shell Pension Trust........    $   348,000.00           0.13449%                 6,069            0.00400%
SPT........................    $ 1,110,000.00           0.42899%                19,358            0.01275%
Starvest Combined
  Portfolio................    $ 1,200,000.00           0.46377%                20,928            0.01378%
State of Maryland
  Retirement Agency........    $ 3,915,000.00           1.51304%                68,277            0.04495%
State Street Bank Custodian
  for GE Pension Trust.....    $ 2,600,000.00           1.00483%                45,344            0.02985%
The Dow Chemical Company
  Employees' Retirement
  Plan.....................    $ 2,605,000.00           1.00676%                45,431            0.02991%
The Fondren Foundation.....    $    90,000.00           0.03478%                 1,570            0.00103%
The Grable Foundation......    $   155,000.00           0.05990%                 2,703            0.00178%
The Income Fund of America,
  Inc......................    $15,000,000.00           5.79710%               261,597            0.17199%
The Northwestern Mutual
  Life Insurance Company...    $20,250,000.00           7.82609%               353,157            0.23205%
UBKAM Arbitrage Fund Ltd...    $ 1,000,000.00           0.38647%                17,440            0.01148%
Unifi, Inc. Profit Sharing
  Plan and Trust...........    $   145,000.00           0.05604%                 2,529            0.00167%
United Food and Commercial
  Workers Local 1262 and
  Employers Pension Fund...    $   700,000.00           0.27053%                12,208            0.00804%
University of Rochester....    $    50,000.00           0.01932%                   872            0.00057%
Value Line Convertible
  Fund, Inc................    $   500,000.00           0.19324%                 8,720            0.00574%
Van Waters & Rogers, Inc.
  Retirement Plan (f.k.a.
  Univar Corporation)......    $   395,000.00           0.15266%                 6,889            0.00454%
Wake Forest University.....    $   586,000.00           0.22647%                10,220            0.00673%
Writers Guild -- Industry
  Health Fund..............    $   191,000.00           0.07382%                 3,331            0.00219%
Zurich HFR Master Hedge
  Fund Index Ltd...........    $   110,000.00           0.04251%                 1,918            0.00126%

                              PRINCIPAL AMOUNT
                               AT MATURITY OF
                                CONVERTIBLE                                                    PERCENTAGE OF
                             NOTES BENEFICIALLY        PERCENTAGE         NUMBER OF SHARES         COMMON
                               OWNED THAT MAY     OF CONVERTIBLE NOTES     OF COMMON STOCK         STOCK
           NAME                   BE SOLD             OUTSTANDING        THAT MAY BE SOLD(1)   OUTSTANDING(2)
           ----              ------------------   --------------------   -------------------   --------------
Any other holder of Notes
  or future transferee,
  pledgee, donee or
  successor of any
  holder(3)(4).............    $16,050,385.00           6.20305%               279,916            0.18401%

---------------
(1) Assumes conversion of all of the Convertible Notes at a conversion price of $57.34 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion." As a result, the amount of common stock issuable upon conversion of the convertible notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,838,318 shares of common stock outstanding as of August 15, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Convertible Notes. However, we did not assume the conversion of any other holder's Convertible Notes.

(3) Information about other selling security holders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Convertible Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Convertible Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     We prepared this table based on the information supplied to us on or before August 15, 2000 by the selling securityholders named in the table.

     The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Convertible Notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from over time. Any changed information will be set forth in prospectus supplements.

     Because the selling securityholders may offer all or some of their Convertible Notes or the underlying common stock from time to time, we cannot estimate the amount of the Convertible Notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the Convertible Notes or the common stock offered by this prospectus. The Convertible Notes and the common stock issued upon their conversion may be sold from time to time to purchasers:

     - directly by the selling security holders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Convertible Notes or the common stock.

     The selling security holders and any such broker-dealers or agents who participate in the distribution of the Convertible Notes or common stock may be deemed to be "underwriters." As a result, any profits on the sale of the Convertible Notes or common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the Convertible Notes or common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

     The Convertible Notes and common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the Convertible Notes or common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the Convertible Notes or common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Convertible Notes or common stock in the course of hedging their positions. The selling security holders may also sell the Convertible Notes or common stock short and deliver Convertible Notes or common stock to close out short positions, or loan or pledge Convertible

Notes or common stock to broker-dealers that in turn may sell the Convertible Notes or common stock.

     To our knowledge, there are currently no plans, arrangement or understandings between any Selling Security Holders and any underwriter, broker-dealer or agent regarding the sale of the Convertible Notes or common stock by the selling security holders. Selling security holders may not sell any or all of the Convertible Notes or the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the Convertible Notes or common stock by other means not described in this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol "AMKR."

     There can be no assurance that any selling security holder will sell any or all of the Convertible Notes or common stock pursuant to this prospectus. In addition, any Convertible Notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Convertible Notes or common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Convertible Notes or common stock to engage in market-making activities with respect to the particular Convertible Notes or common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Convertible Notes or common stock and the ability of any person or entity to engage in market-making activities with respect to the Convertible Notes or common stock.

     Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the issuance of our securities offered by this prospectus will be passed upon for Amkor Technology, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                            INDEPENDENT ACCOUNTANTS

     The audited consolidated financial statements of Amkor Technology, Inc. and its subsidiaries as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included in our annual report on Form 10-K incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 3, 2000 (except as discussed in Note 21 with respect to the Company's proposed acquisition of ASI's packaging and test facilities and its investment in ASI, as to which the date is February 28, 2000, and the related proposed financing, as to which the date is March 16, 2000) and is included herein in reliance upon the authority of said firm as experts in giving said report. In that report, that firm states that with respect to the investment in ASI and with respect to ATK, a wholly-owned subsidiary, its opinion is based on the report of other independent public accountants, namely Samil Accounting Corporation.

     The audited financial statements of Amkor Technology Korea, Inc. ("ATK"), not separately presented in this prospectus have been audited by Samil Accounting Corporation, independent accountants, whose report thereon is incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amkor Technology, Inc. for the year ended December 31, 1999.

     The consolidated financial statements of ASI as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, prepared in accordance with generally accepted accounting principles in the United States, have been audited by Samil Accounting Corporation, independent accountants, except as they relate to the investment in Anam Engineering & Construction Co., Ltd. ("AEC"), audited by Ahn Kwon & Co., independent accountants, and Anam USA Inc., a wholly-owned subsidiary, audited by Sianna, Carr & O'Connor, LLP, independent accountants. Such ASI financial statements are incorporated in this Prospectus by reference to Amkor Technology, Inc's Current Report on Form 8-K/A filed on March 13, 2000, and have been so incorporated in reliance on the report of Samil Accounting Corporation, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report regarding ASI includes an explanatory paragraph with the respect to the Korean economic situation, the Workout Program, the sale of certain facilities to Amkor and revenues generated from services provided to Amkor. The report regarding AEC includes explanatory paragraphs with respect to AEC's ability to continue as a going concern and its voluntary petition in bankruptcy. The report regarding Anam USA, Inc. includes explanatory paragraphs with respect to ASI's guarantee of certain Amkor USA's debts, ASI's Workout Program and the Korean economic situation.

     The financial statements of the Seongsu, Pucheon and Pupyong Packaging Business (K1, K2 and K3) of ASI as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, prepared in accordance with generally accepted accounting principles in the United States, incorporated in this prospectus by reference to Amkor Technology, Inc.'s Current Report on Form 8-K/A filed on March 13, 2000, have been so incorporated in reliance on the report of Samil Accounting Corporation, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report regarding K1, K2 and K3 includes explanatory paragraphs with respect to the Korean economic situation, the Workout Program, and revenues generated from services provided to Amkor.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The aggregate expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $ 69,000
Nasdaq National Market Listing Fee..........................    17,500*
Accounting fees and expenses................................    30,000*
Legal fees and expenses.....................................    50,000*
Miscellaneous...............................................    13,500*
                                                              --------
          Total.............................................  $180,000
                                                              ========

---------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Amkor's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of Amkor or who had agreed at the request of Amkor's Board of Directors or an officer of Amkor to serve as an employee or agent of Amkor or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by Amkor to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

     Amkor's Bylaws provide that Amkor shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she was or is a director, officer or employee of Amkor or any predecessor of Amkor or serves or served any other enterprise as a director, officer or employee at the request of Amkor or any predecessor of Amkor.

     Amkor has entered into indemnification agreements with its directors and certain of its officers.

     Amkor maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any such capacity, subject to certain exclusions.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

    EXHIBIT
    NUMBER                            EXHIBIT TITLE
    -------                           -------------
     3.1       The Company's Certificate of Incorporation.*
     3.2       The Company's Bylaws.*
     4.1       Indenture.**

    EXHIBIT
    NUMBER                            EXHIBIT TITLE
    -------                           -------------
     4.2       Registration Rights Agreement dated March 22, 2000.**
     4.3       Form of Note (included in Exhibit 4.1)**
     5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.***
    12.1       Computation of Ratio of Earnings to Fixed Charges.***
    23.1       Consent of Arthur Andersen LLP.
    23.2       Consent of Samil Accounting Corporation.
    23.3       Consent of Siana Carr and O'Connor, LLP.
    23.4       Consent of Ahn Kwon & Company.
    23.5       Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).***
    24.1       Power of Attorney of certain directors and officers of Amkor
               Technology, Inc. (see page II-4 of this Form S-3).
    25.1       Form T-1 Statement of Eligibility of Trustee for Indenture
               under the Trust Indenture Act of 1939.****
    27.1       Financial Data Schedule.**

-------------------------
   * Incorporated by reference from Registrant's Registration Statement on Form S-1 filed on October 6, 1997.
  ** Incorporated by reference from Registrant's Annual Report on Form 10-K filed on March 30, 2000.
 *** Incorporated by reference from Registrant's Registration Statement on Form
     S-3 filed June 19, 2000.
**** Incorporated by reference from Registrant's Amendment No. 1 to Registration
     Statement on Form S-3 filed June 27, 2000.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to

        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, we duly have caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania on August 25, 2000.

                                          AMKOR TECHNOLOGY, INC.

                                          By:                  *
                                            ------------------------------------
                                                        James J. Kim
                                            Chairman and Chief Executive Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Kim and Kenneth T. Joyce, and each of them, his attorneys-in-fact, each with the power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 25, 2000 in the capacities indicated.

                     SIGNATURE                                             TITLE
                     ---------                                             -----

                         *                           Chief Executive Officer and Chairman
 ------------------------------------------------
                   James J. Kim

                         *                           President and Director
 ------------------------------------------------
                  John N. Boruch

               /s/ KENNETH T. JOYCE                  Chief Financial Officer
 ------------------------------------------------    (Principal Financial and Accounting Officer)
                 Kenneth T. Joyce

                         *                           Director
 ------------------------------------------------
               Winston J. Churchill

                         *                           Director
 ------------------------------------------------
                 Thomas D. George

                         *                           Director
 ------------------------------------------------
                George K. Hinckley

                         *                           Director
 ------------------------------------------------
                   John B. Neff

             *By: /s/ KENNETH T. JOYCE
    ------------------------------------------
                 Kenneth T. Joyce
                 Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  3.1      The Company's Certificate of Incorporation.*
  3.2      The Company's Bylaws.*
  4.1      Indenture.**
  4.2      Registration Rights Agreement dated March 22, 2000.**
  4.3      Form of Note (included in Exhibit 4.1)**
  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.***
 12.1      Computation of Ratio of Earnings to Fixed Charges.***
 23.1      Consent of Arthur Andersen LLP.
 23.2      Consent of Samil Accounting Corporation.
 23.3      Consent of Siana Carr and O'Connor, LLP.
 23.4      Consent of Ahn Kwon & Company.
 23.5      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).***
 24.1      Power of Attorney of certain directors and officers of Amkor
           Technology, Inc. (see page II-4 of this Form S-3).
 25.1      Form T-1 Statement of Eligibility of Trustee for Indenture
           under the Trust Indenture Act of 1939.****
 27.1      Financial Data Schedule.**

-------------------------
   * Incorporated by reference from Registrant's Registration Statement on Form S-1 filed on October 6, 1997.
  ** Incorporated by reference from Registrant's Annual Report on Form 10-K filed on March 30, 2000.
 *** Incorporated by reference from Registrant's Registration Statement on Form
     S-3 filed June 19, 2000.
**** Incorporated by reference from Registrant's Amendment No. 1 to Registration
     Statement on Form S-3 filed June 27, 2000.